Exhibit 2.2

Exhibit C

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of February 13, 2006, by and among the undersigned holders (collectively, the “Principal Stockholders”) of shares of the common stock, $.0001 par value per share (“Company Common Stock”), and the Series A Preferred Stock, $.0001 par value per share (“Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”), of Openera Technologies, Inc., a Delaware corporation (the “Company”), and NMS Communications Corporation, a Delaware corporation (“Parent”).

RECITALS

A.                                   Parent and the Company are parties to an Agreement and Plan of Merger dated as of February 13, 2006 (the “Merger Agreement”), pursuant to which a wholly owned subsidiary of Parent will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”), and each outstanding share of Company Capital Stock will be converted into the right to receive shares of the common stock, $.01 par value per share, of Parent (the “Parent Common Stock”) pursuant to the terms of the Merger Agreement;

B.                                     Each Principal Stockholder is the owner of the number of shares of Company Capital Stock set forth next to such Principal Stockholder’s name on Schedule 1 to this Agreement (with respect to each Principal Stockholder, the “Target Shares”) and is an executive officer, director and/or significant stockholder of the Company;

C.                                     Pursuant to the Merger, each Principal Stockholder will receive shares of Parent Common Stock (such shares, together with any securities which may be paid as a dividend or otherwise issued or delivered in exchange or substitution therefor, hereinafter collectively referred to as the “Parent Shares”) in exchange for the Target Shares owned by such Principal Stockholder in accordance with Article I of the Merger Agreement.

D.                                    Parent has asked the Principal Stockholders to agree, and the Principal Stockholders have agreed, to vote the Target Shares upon the terms and subject to the conditions specified herein and to agree to such other restrictions and conditions set forth herein.

E.                                      Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.                                       Representations and Warranties of Principal Stockholders. Each Principal Stockholder, severally and not jointly, hereby represents and warrants to Parent that:

1.1                                 This Agreement has been duly executed and delivered by such Principal Stockholder, and is the legal, valid and binding obligation of such Principal Stockholder.

1.2                                 No consent of any court, governmental authority, beneficiary, co-trustee or other person is necessary for the execution, delivery and performance of this Agreement by such Principal Stockholder.

1.3                                 The Target Shares of such Principal Stockholder are owned by such Principal Stockholder free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than this Agreement.

2.                                       Agreement to Vote the Target Shares. Until the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, at every meeting of the stockholders of the Company called with respect thereto, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect thereto, each Principal Stockholder shall vote his, her or its Target Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger and each Principal Stockholder shall use his, her or its reasonable efforts to cause the stockholders of the Company to approve the Merger.

3.                                       Agreement not to Dispose. Each Principal Stockholder hereby agrees that the Principal Stockholder shall not sell, transfer or otherwise dispose of, or reduce the Principal Stockholder’s interest in or risk relating to, any Target Shares that the Principal Stockholder owns beneficially during the period from the date hereof until consummation of the Merger, or until the Merger Agreement is terminated in accordance with its terms.

4.                                       Assignment Prohibited. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. This Agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees, permitted successors and assigns of each Principal Stockholder and any pledgee holding the Target Shares or the Parent Common Stock as collateral.

5.                                       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by facsimile, or registered or certified mail, postage prepaid, or sent via a reputable overnight courier service, addressed to the respective parties as follows:

If to a Principal Stockholder, to the Principal Stockholder at the address appearing on the signature page beneath such Principal Stockholder’s name with a copy to Morse, Barnes-Brown & Pendleton, P.C., Reservoir Place, 1601 Trapelo Road, Waltham, MA 02451, Attn: Joseph C. Marrow, Esq.

If to Parent:

NMS Communications Corporation

100 Crossing Boulevard

Framingham, Massachusetts 01702

Attention: Dianne N. Callan, Vice President and General Counsel

Facsimile No.: (508) 271-1177

With a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention:  Robert V. Jahrling, III

Facsimile No.: (617) 248-4000

or to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6.                                       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.                                       Indemnification. Each Principal Stockholder shall indemnify Parent against any loss, damage or expense Parent may incur as a result of any breach by such Principal Stockholder of the foregoing representations, warranties and agreements contained herein.

8.                                       Amendment; Entire Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreements with respect to the subject matter hereof.

9.                                       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Each Principal Stockholder hereby irrevocably submits to the jurisdiction of any Massachusetts state or federal court sitting in the City of Boston, Massachusetts, in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Principal Stockholder hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such Principal Stockholder at his or her address specified on the signature page hereof or by any other method permitted by law.

10.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto individually, by its duly authorized officer or in its capacity as a duly authorized trustee or custodian, all as of the date first above written.

NMS COMMUNICATIONS CORPORATION

By
(title)

Principal Stockholders

BRAHMA HOLDINGS, L.P.

By: Brahma Holdings GP, LLC,
its General Partner

By:
Vinod Chandran
General Partner

SALAR LP

By:	Salar GP, LLC,
its General Partner

By:
Jawad Ayaz
General Partner

SALAR HOLDINGS TRUST

By:
Jawad Ayaz
Trustee

Wasi Ayaz

Joel A. Hughes

Directors

Joel A. Hughes

Jawad Ayaz

Schedule 1

PRINCIPAL STOCKHOLDERS

Name and Address of Stockholder	Shares of Series A Preferred Stock	Shares of Common Stock

Brahma Holdings, L.P. c/o Vinod Chandran

Salar L.P. c/o Jawad Ayaz

Salar Holdings Trust c/o Jawad Ayaz

Wasi Ayaz

Joel A. Hughes